                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20059



                                  SCHEDULE 13G


                    Under the Securites Exchange Act of 1934


                                Amendment No. 11




NAME OF ISSUER:  Weis Markets, Inc.



TITLE OF CLASS OF SECURITIES:  Weis Markets, Inc. Common Stock



CUSIP NUMBER:  948849-104


Check the following box if a fee is being paid with this statement:  [   ]

-------------------------------                    -----------------------------
CUSIP NO.   948849-104               13G                Page 1 of 1 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Janet C. Weis
           SS####-##-####
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                       (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           3,215,141
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              860,195
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           3,215,141

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           860,195

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,075,336
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                 N/A

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 9.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 INDIVIDUAL
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 (Under the Securities and Exchange Act of 1934)


Item 1(a)  Name of Issuer:                  Weis Markets, Inc.
           ---------------

Item 1(b)  Address of Issuer's Principal    1000 South Second Street
           Executive Offices:               P.O. Box 471
           -----------------------------    Sunbury, PA  17801-0471

Item 2(a)  Name of Person Filing:           JANET C. WEIS
           ----------------------

Item 2(b)  Address of Principal Business    R.D. #1, Hardscrabble Lane
           Office, or if None, Residence:   Lewisburg, PA  17837
           ------------------------------

Item 2(c)  Citizenship:                     United States
           ------------

Item 2(d)  Title of Class of Securities:    Weis Markets, Inc. Common Stock
           -----------------------------

Item 2(e)  CUSIP Number:                    948849-104
           -------------

Item 3 See Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

           BK = Bank as defined in Section 3(a) (6) of the Act.

           IV = Insurance Company registered under Section
                8 of the Investment Company Act

           IA = Investment Advisor registered under Section 203 of the
                Investment Advisers Act of 1940

           EP = Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13-d(1)(b)(1)(ii)(F)

           HC = Parent Holding Company, in accordance with Section
                240.13-d(1)(b)(1)(ii)(G)

Item 4     Ownership:
           ----------
              See Items 5 through 9 and 11 of cover page(s) as to each reporting person.

Item 5     Ownership of Five Percent or Less of a Class:                  N/A
           ---------------------------------------------

Item 6     Ownership of More than Five Percent on                         N/A
           Behalf of Another Person:
           --------------------------------------

Item 7     Identification and Classification of the                       N/A
           Subsidiary Which Acquired the Security
           Being Reported by the Parent Holding Company:
           ---------------------------------------------

Item 8     Identification and Classification of Members                   N/A
           of the Group:
           --------------------------------------------

Item 9     Notice of Dissolution of Group:                                N/A
          --------------------------------

Item 10    Certification:
           --------------
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:

                                                 _______________________________
                                                          Janet C. Weis